AMENDMENT TO INVESTMENT MANAGEMENT SERVICES AGREEMENT

Pursuant to mutual agreement as permitted under Part Five: RENEWAL AND TERMINATION, the Investment Management Services Agreement dated May 13, 1996, between Growth Trust, a Massachusetts business trust, on behalf of its underlying series portfolios, Growth Portfolio and Growth Trends Portfolio, and American Express Financial Corporation, is amended this 9th day of March 1999 as follows:


Part Two: Compensation To Investment Manager

The table setting forth asset charges in Part Two, (1)(a), is amended to read as follows:

  Assets                                     Annual rate at
(billions)                                  each asset level
----------                                  ----------------
First    $1.0                                   0.600%
Next      1.0                                   0.575
Next      1.0                                   0.550
Next      3.0                                   0.525
Next      6.0                                   0.500
Next     12.0                                   0.490
Over     24.0                                   0.480


Growth Trust                              American Express Financial Corporation
   Growth Portfolio
   Growth Trends Portfolio

/s/ Leslie L. Ogg                            /s/ Pamela J. Moret
    Leslie L. Ogg, Vice President                Pamela J. Moret, Vice President